EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Announces Decision to Fund Litigation Escrow Account

San Francisco, CA, June 26, 2018 - Visa Inc. (NYSE: V) today announced that on June 25, 2018 the Company had decided to deposit $600 million (the “Loss Funds”) into the litigation escrow account previously established under the Company’s U.S. retrospective responsibility plan (the “Plan”). Under the terms of the Plan, when the Company funds the U.S. litigation escrow account, the value of the Company’s class B shares - which are held exclusively by U.S. financial institutions and their affiliates and successors - are subject to dilution through a downward adjustment to the conversion rate of the shares of class B common stock to shares of class A common stock. This has the same effect on earnings per share as repurchasing the Company’s class A common stock, by reducing the class B conversion rate and consequently the as-converted class A common stock share count by the equivalent amount of the Loss Funds. The deposit of the Loss Funds and the adjustment to the class B conversion rate will be conducted in accordance with the Company’s certificate of incorporation currently in effect.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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About Visa Inc.
Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. The company’s relentless focus on innovation is a catalyst for the rapid growth of connected commerce on any device, and a driving force behind the dream of a cashless future for everyone, everywhere. As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit usa.visa.com/about-visa.html, visacorporate.tumblr.com and @VisaNews.

Contacts:
Investor Relations
Mike Milotich, +1 650-432-7644, ir@visa.com

Media Relations
Amanda Pires, +1 415-805-4892, globalmedia@visa.com